EXHIBIT 99.1
Fastenal Company Reports 2018 Annual and Fourth Quarter Earnings
WINONA, Minn., January 17, 2019 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2018. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2018	2017	Change	2018	2017	Change
Net sales	$4,965.1	4,390.5	13.1%	$1,231.6	1,088.5	13.2%
Business days	254	254		63	63
Daily sales	$19.5	17.3	13.1%	$19.6	17.3	13.2%
Gross profit	$2,398.9	2,163.6	10.9%	$587.8	531.2	10.6%
% of sales	48.3%	49.3%		47.7%	48.8%
Operating income	$999.2	881.8	13.3%	$233.4	203.3	14.8%
% of sales	20.1%	20.1%		19.0%	18.7%
Earnings before income taxes	$987.0	873.1	13.0%	$229.8	200.8	14.4%
% of sales	19.9%	19.9%		18.7%	18.5%
Net earnings	$751.9	578.6	29.9%	$168.8	152.4	10.7%
Diluted net earnings per share	$2.62	2.01	30.5%	$0.59	0.53	11.2%
Quarterly Results of Operations
Net sales increased $143.2, or 13.2%, from the fourth quarter of 2017 to the fourth quarter of 2018. This increase was driven by higher unit sales related primarily to continued strength in underlying market demand and contribution from our growth drivers, most notably industrial vending and Onsite locations. A lesser contributor to our sales growth in the fourth quarter of 2018 was higher product pricing as a result of increases over the course of 2018 to mitigate inflation in the marketplace. Sales of our fastener products grew 11.3% on a daily basis and represented 34.4% of sales in the fourth quarter of 2018. Sales of our non-fastener products grew 14.6% on a daily basis and represented 65.6% of sales in the fourth quarter of 2018.
Our gross profit, as a percentage of net sales, declined 110 basis points to 47.7% in the fourth quarter of 2018 from 48.8% in the fourth quarter of 2017. The most significant factors behind the decline in our gross profit percentage in the period were the net impact of inflation and the impact of customer and product mix on product margins, and higher freight costs, with these unfavorable factors only partly offset by favorable net rebates. Relative to the third quarter of 2018, our fourth quarter of 2018 gross profit percentage declined 40 basis points from 48.1%. The same factors that produced the decline in gross margin in the fourth quarter of 2018 from the fourth quarter of 2017 drove the decrease in gross margin in the fourth quarter of 2018 from the third quarter of 2018.
Our operating income, as a percentage of net sales, improved to 19.0% in the fourth quarter of 2018 from 18.7% in the fourth quarter of 2017. Our operating and administrative expenses (including the loss on sales of property and equipment), as a percentage of net sales, improved to 28.8% in the fourth quarter of 2018 compared to 30.1% in the fourth quarter of 2017. The primary reason for this improvement was our ability to leverage employee-related, occupancy-related, and other operating and administrative expenses.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, increased 10.0% in the fourth quarter of 2018 when compared to the fourth quarter of 2017. The increase in employee-related expenses was mainly related to: (1) higher bonuses and commissions due to growth in net sales and net earnings, (2) an increase of 6.6% in our full-time equivalent ('FTE') headcount, (3) moderate increases in hourly base wages, and (4) higher profit sharing expense. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 7.2%. This was primarily due to an increase of 24.0% in expenses related to industrial vending equipment, as facility costs rose just slightly, with a decline in branch expenses only partly offsetting an increase in non-branch expenses. All other operating and administrative expenses, which represent 15% to 20% of total operating and administrative expenses, increased 0.5%. This was primarily due to (1) higher spending on information technology and (2) higher selling-related transportation costs resulting from higher vehicle expenses and fuel prices, though the impact of the latter has moderated versus previous quarters. These factors were partly offset by a modest decline in general corporate expenses.
Our net interest expense was $3.6 in the fourth quarter of 2018 compared to $2.5 in the fourth quarter of 2017. This increase was mainly caused by a higher average debt balance during the period and higher average interest rates.
We recorded income tax expense of $61.0 in the fourth quarter of 2018, or 26.6% of earnings before income taxes. This reflects primarily two items: (1) the impacts of the tax legislation commonly referred to as the Tax Cuts and Jobs Act (the 'Tax Act') resulted in a lower tax rate beginning in the first quarter of 2018, and (2) the impact of a discrete expense of approximately $3.2 related to the impact of the change in our tax rate on inter-entity transactions. Excluding this discrete expense, our fourth quarter of 2018 tax rate would have been 25.2%. Income tax expense was $48.4 in the fourth quarter of 2017, or 24.1% of earnings before income taxes, which reflected a net discrete gain of approximately $24.4 related to certain provisions of the Tax Act. Excluding this discrete benefit, our tax rate for the fourth quarter of 2017 would have been 36.2%. The accounting for the income tax effects of the Tax Act was completed as of December 31, 2018. We continue to believe our ongoing tax rate, absent any discrete tax items, will be in the 24.5% to 25.0% range.

Our net earnings during the fourth quarter of 2018 were $168.8, an increase of 10.7% when compared to the fourth quarter of 2017. Our diluted net earnings per share were $0.59 during the fourth quarter of 2018 compared to $0.53 during the fourth quarter of 2017, an increase of 11.2%. Both periods were affected by discrete tax items, as described in the preceding paragraph. Excluding these items, our diluted net earnings per share would have been $0.60 during the fourth quarter of 2018 compared to $0.45 in the fourth quarter of 2017, an increase of 34.9%.
Growth Driver Performance
We signed 4,980 industrial vending devices during the fourth quarter of 2018, an increase of 16.7% compared to the fourth quarter of 2017, and signed 22,073 industrial vending devices in 2018, an increase of 14.0% compared to 2017. Our installed device count on December 31, 2018 was 81,137, an increase of 13.6% over December 31, 2017. Sales through our vending devices continued to grow at a pace of over 20% in the fourth quarter of 2018 due to the increase in the installed base, and to a lesser degree, an increase in revenue per device. These device counts do not include approximately 15,000 vending devices deployed as part of a lease locker program. Our goal for vending device signings in 2019 is 23,000 to 25,000 units.
We signed 67 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the fourth quarter of 2018 compared to 57 signings in the fourth quarter of 2017, an increase of 17.5%. We signed 336 new Onsite locations in 2018 compared to 270 signings in 2017, an increase of 24.4%. We had 894 active sites on December 31, 2018, which represented an increase of 47.8% from December 31, 2017. Our goal for Onsite signings in 2019 is 375 to 400.
We signed 32 new national account contracts (defined as new customer accounts with a multi-site contract) in the fourth quarter of 2018, and revenues attributable to national account customers represented 52.4% of our total revenues in the period. Daily sales to our national account customers grew 18.1% in the fourth quarter of 2018 over the fourth quarter of 2017.
Balance Sheet and Cash Flow
We produced operating cash flow of $674.2 in 2018, an increase of 15.2% from 2017, and representing 89.7% of the period's net earnings versus 101.1% in 2017. The decline in our operating cash flow as a percentage of net earnings largely reflects working capital trends as further described below. Operating cash flow as a percentage of net earnings was 105.5% in the fourth quarter of 2018 versus 84.8% in the fourth quarter of 2017. We invested $166.8 for property and equipment, net of proceeds from sales, in 2018 compared to $112.5 in 2017 and compared to the $152.0 we anticipated spending at the end of the third quarter of 2018. The increase for the year was primarily driven by higher spending to expand or upgrade our current distribution centers, on property for future hub development, and on vending equipment, while the increase from the third quarter of 2018 reflected an opportunistic purchase of property for future hub development. We expect our net capital expenditures in 2019 to be within a range of $195.0 to $225.0, growth from 2018 of between $28.2 and $58.2, and 16.9% and 34.9%. This increase is a result of higher spending for property and equipment to expand our hub capacity, vending devices, and hub vehicles, with our investments in hub capacity likely to be the primary determinant of where we fall within our range.
We returned $544.9 to our shareholders in 2018 (in the form of dividends of $441.9 and common stock purchases of $103.0), compared to $451.7 in 2017 (in the form of dividends of $369.1 and common stock purchases of $82.6).
Total debt on our balance sheet was $500.0 at the end of 2018, or 17.8% of total capital (the sum of stockholders' equity and total debt). This compares to $415.0, or 16.5% of total capital, at the end of 2017.

Accounts receivable were $714.3 at the end of 2018, an increase of $106.4, or 17.5%, over the end of 2017. This partly reflects strong sales growth, including relatively stronger growth in our national accounts and our international businesses, each of which tend to have longer payment terms than our business as a whole. It also partly reflects the continued impact of the timing of customers' payments late in the quarter, a trend that began in the fourth quarter of 2017 and has intensified throughout the full year and fourth quarter of 2018. Based on the ratio of past due receivables as a percentage of the total, there has been no erosion in the quality of our receivables. Inventories were $1,278.7 at the end of 2018, an increase of $185.8, or 17.0%, over the end of 2017. Our internal expectations were to grow inventory at a high single digit rate in 2018 to support our sales growth deriving both from healthy business activity and the large increase in the number of installed vending devices and active Onsite locations. Conditions in the last six months of 2018, and particularly in the fourth quarter of 2018, caused us not to achieve this goal. Those conditions included the impact of inflation and tariffs as well as an accelerated receipt of certain overseas shipments ahead of an anticipated increase in tariff rates on Chinese-sourced products. Accounts payable were $193.6 at the end of 2018, an increase of $46.0, or 31.2%, from the end of 2017, driven by an increase in inventory demand due to sales growth.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

	Q4 2018	Q4 2017	% Change
In-market locations - absolute employee headcount	14,015	13,424	4.4%
In-market locations - FTE employee headcount	12,211	11,549	5.7%
Total absolute employee headcount	21,619	20,565	5.1%
Total FTE employee headcount	18,678	17,519	6.6%

Number of public branch locations	2,227	2,383	-6.5%
Number of active Onsite locations	894	605	47.8%
Number of in-market locations	3,121	2,988	4.5%
Industrial vending devices (installed device count) (1)	81,137	71,421	13.6%
Ratio of industrial vending devices to in-market locations	26:1	24:1
(1) This number primarily represents devices which principally dispense product and produce product revenues, and excludes approximately 15,000 devices that are part of a locker lease program where the devices are principally used for the check-in/check-out of equipment.

During the last twelve months, we increased our absolute employee headcount by 591 people in our in-market locations and 1,054 people in total. The increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened three branches in the fourth quarter of 2018 and closed 35 branches. Additionally, two branches were converted from a public branch to a non-public location. For the full year of 2018, we opened 11 branches and closed 157 branches, with 10 branches being converted from a public branch to a non-public location. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the annual and quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, and Onsite and industrial vending signings. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	December 31, 2018	December 31, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$167.2	116.9
Trade accounts receivable, net of allowance for doubtful accounts of $12.8 and $11.9, respectively	714.3	607.8
Inventories	1,278.7	1,092.9
Prepaid income taxes	9.0	—
Other current assets	147.0	118.1
Total current assets	2,316.2	1,935.7

Property and equipment, net	924.8	893.6
Other assets	80.5	81.2

Total assets	$3,321.5	2,910.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$3.0	3.0
Accounts payable	193.6	147.5
Accrued expenses	240.8	194.0
Income taxes payable	—	6.5
Total current liabilities	437.4	351.0

Long-term debt	497.0	412.0
Deferred income taxes	84.4	50.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 285,901,919 and 287,591,536 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	3.0	8.5
Retained earnings	2,341.6	2,110.6
Accumulated other comprehensive loss	(44.8)	(25.1)
Total stockholders' equity	2,302.7	2,096.9

Total liabilities and stockholders' equity	$3,321.5	2,910.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales	$4,965.1	4,390.5	$1,231.6	1,088.5

Cost of sales	2,566.2	2,226.9	643.8	557.3
Gross profit	2,398.9	2,163.6	587.8	531.2

Operating and administrative expenses	1,400.2	1,282.8	354.4	327.8
(Gain) loss on sale of property and equipment	(0.5)	(1.0)	0.0	0.1
Operating income	999.2	881.8	233.4	203.3

Interest income	0.4	0.4	0.1	0.1
Interest expense	(12.6)	(9.1)	(3.7)	(2.6)

Earnings before income taxes	987.0	873.1	229.8	200.8

Income tax expense	235.1	294.5	61.0	48.4

Net earnings	$751.9	578.6	$168.8	152.4

Basic net earnings per share	$2.62	2.01	$0.59	0.53

Diluted net earnings per share	$2.62	2.01	$0.59	0.53

Basic weighted average shares outstanding	287.0	288.2	286.1	287.5

Diluted weighted average shares outstanding	287.2	288.3	286.3	287.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	Year Ended December 31,
	2018	2017
	(Unaudited)
Cash flows from operating activities:
Net earnings	$751.9	578.6
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisitions:
Depreciation of property and equipment	134.1	123.6
Gain on sale of property and equipment	(0.5)	(1.0)
Bad debt expense	8.1	8.2
Deferred income taxes	33.8	(30.0)
Stock-based compensation	5.1	5.2
Amortization of intangible assets	4.1	3.8
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(120.3)	(103.7)
Inventories	(193.3)	(76.3)
Other current assets	(28.9)	(15.6)
Accounts payable	46.1	36.3
Accrued expenses	46.8	37.6
Income taxes	(15.5)	19.4
Other	2.7	(0.9)
Net cash provided by operating activities	674.2	585.2

Cash flows from investing activities:
Purchases of property and equipment	(176.3)	(119.9)
Proceeds from sale of property and equipment	9.5	7.4
Cash paid for acquisitions	(3.7)	(58.7)
Other	(3.4)	(8.1)
Net cash used in investing activities	(173.9)	(179.3)

Cash flows from financing activities:
Proceeds from debt obligations	980.0	1,015.0
Payments against debt obligations	(895.0)	(980.0)
Proceeds from exercise of stock options	13.4	9.5
Purchases of common stock	(103.0)	(82.6)
Payments of dividends	(441.9)	(369.1)
Net cash used in financing activities	(446.5)	(407.2)

Effect of exchange rate changes on cash and cash equivalents	(3.5)	5.5

Net increase in cash and cash equivalents	50.3	4.2

Cash and cash equivalents at beginning of year	116.9	112.7
Cash and cash equivalents at end of year	$167.2	116.9

Supplemental disclosure of cash flow information:
Cash paid for interest	$12.6	8.7
Net cash paid for income taxes	$215.3	304.1

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282